Exhibit 99.1

Aphton Reports First Quarter 2004 Financial Results

Miami, FL – May 10, 2004 – Aphton Corporation (Nasdaq: APHT):

•	Quarter ends with strong cash position: $62.2 million

•	More positive results reported for G17DT

•	On track to submit filings in one or more jurisdictions

Aphton Corporation reported today financial results and operating highlights for the first quarter ended March 31, 2004. For the three months ended March 31, 2004 the Company incurred a net loss of $6.2 million, or $.20 per share, basic and diluted, compared with a net loss of $4.9 million, or $.20 per share, basic and diluted, for the same period in 2003. The increase in net loss for the period reflects higher research and development expenses, and an increase in interest expense including amortized discount relating to the senior convertible debentures and the related deferred financing costs.

Total research and development expenses for the first quarter of 2004 were $4.8 million, compared with $4.3 million for the same period in 2003. Total general and administrative expenses for the three months ended March 31, 2004 were $0.8 million, compared with $0.6 million for the same period in 2003.

Cash and current investments on March 31, 2004 equaled $62.2 million. In March 2004, the company increased its cash, cash equivalents and short-term investments balance by completing a public offering of 8,050,000 shares of common stock, generating net proceeds of approximately $48.6 million. The weighted average number of shares for the quarter was 31,890,259, compared to 24,534,972 for the same period in 2003.

Patrick Mooney MD, President and Chief Executive Officer of Aphton, stated “The first quarter was a successful one for Aphton. We ended the quarter with a strong cash position having successfully completed a public offering of our common stock and we continued our positive clinical trial momentum with the announcement of successful Phase II clinical trial data testing G17DT in combination with chemotherapy in patients with advanced gastric cancer.

Dr. Mooney continued, “We are looking to continue this positive momentum throughout 2004. Aphton will have a very significant presence at ASCO next month with one oral presentation and three posters. Later this year we expect results from our ongoing worldwide Phase III clinical trial testing G17DT in combination with gemcitabine in patients with advanced pancreatic cancer. Importantly, after consultation with several regulatory agencies we are on track to complete filings for marketing approval of G17DT as a monotherapy for patients with advanced pancreatic cancer in one or more jurisdictions in the second quarter.”

Aphton Corporation is a biopharmaceutical company, developing products using its innovative targeted immunotherapy technology for neutralizing hormones that participate in gastrointestinal system and reproductive system cancer and non-cancer diseases. Aphton has strategic alliances with Aventis Pasteur for treating gastrointestinal system and other cancers with G17DT in North America and Europe; GlaxoSmithKline for reproductive system cancer and non-cancer diseases worldwide; and others.

This press release contains forward-looking statements, including statements regarding the Company’s expectations regarding (1) the timing of results from our Phase III clinical trial testing G17DT in combination with gemcitabine in patients with advanced pancreatic cancer and (2) the timing of completing filings for marketing approval of G17DT as a monotherapy for patients with advanced pancreatic cancer in one or more jurisdictions. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to above statements these risk factors include, but are not limited to, (1) our ability to finalize the results of our Phase III clinical trial testing G17DT in combination with gemcitabine;and (2) our ability to complete filings for marketing approval of G17DT as a monotherapy for patients with advanced pancreatic cancer and submit such filings in the appropriate jurisdiction(s). This press release is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange filings, including the Company’s report on Form 10-K filed with the Commission on March 15, 2004. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.